SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Date of Report: April 30, 2000

                            IVES HEALTH COMPANY, INC.

          Oklahoma                  0-28227                   73-1430235
          --------                  -------                   ----------
  State of Incorporation       Commission File No.        IRS Employer ID No.


      817 North J.M. Davis,  Claremore, Oklahoma                74017
       (Address of principal executive offices)               (Zip Code)

                                 (918) 283-1226
              (Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.
---------------------------------------------

     (a) On April 30, 2000, Ives Formulation Company, Inc., a newly organized and wholly owned Oklahoma subsidiary of Ives Health Company, Inc. ("Ives"), purchased certain assets from International Formulation and Manufacturing Company, Inc., of San Diego, CA ("IFM"). IFM is the primary supplier of certain products private labeled by Ives. The purchase price consisted of $502,000 in cash, a promissory note for $150,000 payable by Ives at $25,000 per month for 6 months beginning May 1, 2000, and 150,000 shares of Ives common stock. The Ives stock was issued in a transaction exempt from registration pursuant to
          Section 4(2) of the Securities Act. No affiliate of Ives had a financial interest in IFM.

     (b) The assets purchased consisted of various manufacturing equipment used to mix, tabletize, encapsulate, and package natural non-prescription medicines; certain inventory of finished goods and work in progress, certain office furniture, computers, office machines, laboratory equipment, various intellectual property rights, including the exclusive right to certain formulas of products which Ives private labels. The company intends to continue the use of the above assets.

     (c) Dr. Jack Watkins, founder and principal shareholder of IFM and inventor and owner of the intellectual property rights, along with other key employees of IFM, agreed to become employed by Ives as a result of this transaction.

     (d) As a result of this purchase, Ives now has control of the equipment and personnel to supply Ives with the products it supplies to Ives' customers.

Item 6. Resignations of Registrant's Directors
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     On April 10, 2000,  Tony Fauver  resigned as a director of Ives. No dispute exists between Ives and Mr. Fauver. Mr. Fauver will continue to be the Operations Manager and in charge of Quality Control.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 IVES HEALTH COMPANY, INC.

                                                 By S/ Michael Harrison
Date:   May 12, 2000                             Michael Harrison, CEO